Exhibit 99.1

November 4, 2021

BRIDGFORD FOODS CORPORATION (NASDAQ BRID) ANNOUNCES CHANGES IN PRINCIPAL OFFICERS

Dallas, Texas - Bridgford Foods Corporation (Nasdaq: BRID) today announced that effective October 30, 2021, the Board of Directors of Bridgford Foods Corporation made the following changes to principal officers of the company. The Board of Directors elected Michael W. Bridgford as Chairman of the Board. He succeeds William L. Bridgford who was elected Vice President. Michael Bridgford has most recently served as Vice President of Bridgford Foods Corporation with responsibility for the company’s sales and marketing operations in the Frozen Food Products Segment.

Baron Bridgford II was elected President. He succeeds John Simmons who was elected Vice President. Baron Bridgford II has most recently served as Vice President with responsibility for the company’s marketing and processing operations in the Snack Food Products Segment.

Chris Cole was elected Senior Vice President of Bridgford Marketing Company. Christian Quigley was elected Vice President of Bridgford Marketing Company.

Allan Bridgford Sr., Vice President and Chairman of the Executive Committee retired after more than 64 years of service and will continue to provide consulting services to the company.

The Registrant issued a press release that announced these events on November 4, 2021. A copy of the press release is attached as Exhibit 99.1 to this report and incorporated herein by reference.

CONTACT:	Bridgford Foods Corporation
R. Lancy, 714/526-5533